Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, March 5, 2018	(302) 857-3292

DOVER MOTORSPORTS, INC REPORTS

CLOSING ON NASHVILLE PROPERTY

Dover Motorsports, Inc. (NYSE: DVD) reports that on March 2, 2018, we closed on our previously announced sales agreement with an entity owned by Panattoni Development Company for the sale of approximately 147 acres of the property on which our Nashville Superspeedway is located. Proceeds from the sale, less closing costs, were slightly in excess of $5.1 Million. Net proceeds after taxes are estimated to be approximately $4.3 Million. The purchaser has an option to acquire an additional 50.51 acres at $35,000 per acre, 88.03 acres at $55,000 per acre, and 86.45 acres at $66,685 per acre. The option is for three years beginning March 1, 2018 and may only be exercised for all 224.99 acres at one time for a total purchase price of $12,374,418. None of the acreage sold or optioned extends to the land on which our superspeedway is sited and the Company continues to hold over 1,000 acres of prime commercial real estate, including the superspeedway.

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This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.